EXHIBIT 99.1

PRESS RELEASE

SCHAWK, INC. COMPLETES ACQUISITION OF WINNETTS

FIRST OF TWO MAJOR ACQUISITIONS EXPANDING SCHAWK'S GLOBAL FOOTPRINT

DES PLAINES, Ill.--January 4, 2005--Schawk, Inc. (NYSE:SGK), a leading global provider of digital imaging graphics services to the consumer products and brand imaging markets, today announced it has completed the acquisition of the assets of Weir Holdings Limited and its subsidiary companies. Weir, which has operated under the Winnetts' name, is one of the leading providers of graphics and value chain services to consumer products companies, retailers and major print groups in the United Kingdom and European markets.

"With the completion of the Winnetts' acquisition we further our expansion, consistent with our corporate growth strategy, and have taken a significant step to increase our global coverage. The well-coordinated due diligence process and the experience of the management team allowed the process to run smoothly and begin a seamless transition," said David A. Schawk, president and chief executive officer.


Nigel Parsons, managing director of Winnetts commented, "The completion of this deal fulfills one of Winnetts' key strategic goals of being able to offer our clients a truly global service capability. We are looking forward to completing our integration into Schawk over the next few months."


"This acquisition provides Schawk with a significant presence in the United Kingdom and European markets, with global supply capabilities. Winnetts, which will soon adopt the Schawk name, will now be able to bring global expertise and capabilities to its already formidable client base. With approximately $40 million in annual sales, of which over 90 percent are related to services for the consumer products and brand imaging markets, the addition of Winnetts creates substantial opportunities for growth, while bringing even higher quality services to help its clients meet the expanding challenges of a global marketplace," concluded Mr. Schawk.

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, advertising and promotional markets. Winnetts is headquartered in Leeds (UK) and has sites across the UK, in Belgium and in Spain.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States and the United Kingdom economies in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, successful completion and integration of this acquisition and other potential acquisitions, if any, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit our website at www.schawk.com.